Free Writing Prospectus to Preliminary Pricing Supplement No. 19,091
Registration Statement Nos. 333-293641; 333-293641-01
Dated October 1, 2026; Filed pursuant to Rule 433

Morgan Stanley

SPUMP40 Jump Notes with Auto-Callable Feature due November 1, 2033

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement, tax supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	S&P® U.S. Equity Momentum 40% VT 4% Decrement Index (“SPUMP40”)
Automatic early redemption:	Determination date:		Call threshold level:	Early redemption payment (per note):
	#1	October 27, 2027	100% of the initial level	At least $1,112.50
	#2	October 27, 2028		At least $1,225.00
	#3	October 29, 2029		At least $1,337.50
	#4	October 28, 2030		At least $1,450.00
	#5	October 27, 2031		At least $1,562.50
	#6	October 27, 2032		At least $1,675.00
Pricing date:	October 27, 2026
Final determination date:	October 27, 2033
Maturity date:	November 1, 2033
CUSIP:	61781L2F6
Estimated value:	$913.40 per note, or within $55.00 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226048481/ms19091_424b2-33022.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Determination Date	% Change in Closing Level of the Underlier	Early Redemption Payment (per note)
#1	-20%	--
#2	+20%	$1,225.00*
The notes are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,225.00 per note on the related early redemption date.
*Assumes a call return of 11.25% per annum
Hypothetical Payment at Maturity[1] (if the notes have not been automatically redeemed prior to maturity)
% Change in Closing Level of the Underlier	Return on Notes
+60.00%	+60.00%
+40.00%	+40.00%
+20.00%	+20.00%
0.00%	0.00%
-20.00%	0.00%
-40.00%	0.00%
-60.00%	0.00%
-80.00%	0.00%
-100.00%	0.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes may not pay more than the stated principal amount at maturity.

●The notes do not pay interest.

●If the notes are automatically redeemed prior to maturity, the appreciation potential of the notes is limited by the fixed early redemption payment specified for each determination date.

●The notes are subject to early redemption risk.

●The market price of the notes may be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the notes will depend upon the performance of the underlier, the notes are subject to the following risks, as discussed in more detail in the accompanying index supplement. The accompanying index supplement refers to the underlier as the “Index.”

oNo assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Index Components.

oThe decrement of 4% per annum will adversely affect the performance of the Index in all cases, whether the Index appreciates or depreciates.

oThe Index is subject to risks associated with the use of significant leverage.

oThe Index may not be fully invested.

oThe Index was established on March 14, 2022 and therefore has very limited operating history.

oAs the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

oHigher future prices of the futures contract to which the Index is linked relative to its current prices may adversely affect the value of the Index and the value of instruments linked to the Index.

oSuspensions or disruptions of market trading in futures markets could adversely affect the price of instruments linked to the Index.

oLegal and regulatory changes could adversely affect the return on and value of your notes.

oThe E-mini Russell 2000 futures contracts are one of the Index Components and are subject to risks associated with small-capitalization companies.

oAdjustments to the Index could adversely affect the value of instruments linked to the Index.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.